SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO 13d-2 (b)

(Amendment No.    )

ForeScout Technologies, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

34553D101

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP #34553D101	Page 2 of 29

1	NAME OF REPORTING PERSONS Amadeus Capital Partners Limited (“Amadeus Limited”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus II ‘A’ (“Amadeus A”), 1,404,717 shares of Common Stock are owned directly by Amadeus II ‘B’ (“Amadeus B”), 983,292 shares of Common Stock are owned directly by Amadeus II ‘C’ (“Amadeus C”), 46,807 shares of Common Stock are owned directly by Amadeus II ‘D’ GmbH & Co KG (“Amadeus D”),140,437 shares of Common Stock are owned directly by Amadeus II Affiliates Fund L.P. (“Affiliates Fund”), 572,442 shares of Common Stock are owned directly by Amadeus IV Velocity Fund L.P. (“Velocity Fund”), 210,796 shares of Common Stock are owned directly by Amadeus EI L.P. (“Amadeus EI”) and 648,592 shares of Common Stock are owned directly by Amadeus EII L.P. (“Amadeus EII”), except that (i) Amadeus II General Partner LP (“Amadeus II GP”), the general partner of each of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to vote the shares owned by each such fund, (ii) Amadeus IV Velocity GP LP (“Velocity GP”), the general partner of Velocity Fund, may be deemed to have sole power to vote the shares owned by Velocity Fund, (iii) Amadeus EI General Partner LP (“Amadeus EI GP”), the general partner of Amadeus EI, may be deemed to have sole power to vote the shares owned by Amadeus EI, (iv) Amadeus EII General Partner LP (“Amadeus EII GP”), the general partner of Amadeus EII, may be deemed to have sole power to vote the shares owned by Amadeus EII, (v) each of Amadeus General Partner LTD (“Amadeus GP LTD”) and Amadeus Capital GP LLP (“Amadeus Capital GP,” and together with Amadeus GP LTD, the “Amadeus Intermediate General Partners”), the general partners of each of Amadeus II GP, Velocity GP, Amadeus EI GP and Amadeus EII GP (the “Direct General Partners”), may be deemed to have sole power to vote these shares, (vi) Amadeus Limited, the manager of each of Amadeus A, Amadeus B, Amadeus C, Amadeus D, Affiliates Fund, Velocity Fund, Amadeus EI and Amadeus EII (the “Funds”) and the Direct General Partners, has sole voting power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their voting power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of Anne Glover, Hermann Hauser, Andrea Traversone, Richard Anton and Mikael Johnsson (the “Committee Members”), who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of each of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to dispose of the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to dispose of the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to dispose the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to dispose of the shares owned by Amadeus EII, (v) each of the Amadeus Intermediate General Partners, the general partners of the Direct General Partners, may be deemed to have sole power to dispose of these shares, (vi) Amadeus Limited, the manager of the Funds and the Amadeus Intermediate General Partners, has sole dispositive power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their dispositive power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,114,161 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.1%
12	TYPE OF REPORTING PERSON OO

CUSIP #34553D101	Page 3 of 29

1	NAME OF REPORTING PERSONS Amadeus General Partner LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Scotland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of each of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to vote the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to vote the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to vote the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to vote the shares owned by Amadeus EII, (v) Amadeus Capital GP who, with Amadeus GP LTD, is a general partner of the Direct General Partners, may be deemed to have sole power to vote these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole voting power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their voting power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of each of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to dispose of the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to dispose of the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to dispose the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to dispose of the shares owned by Amadeus EII, (v) Amadeus Capital GP who, with Amadeus GP LTD, is a general partner of the Direct General Partners, may be deemed to have sole power to dispose of these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole dispositive power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their dispositive power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,114,161 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.1%
12	TYPE OF REPORTING PERSON OO

CUSIP #34553D101	Page 4 of 29

1	NAME OF REPORTING PERSONS Amadeus Capital GP LLP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to vote the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to vote the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to vote the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to vote the shares owned by Amadeus EII, (v) Amadeus GP LTD who, with Amadeus Capital GP, is a general partner of the Direct General Partners, may be deemed to have sole power to vote these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole voting power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their voting power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to dispose of the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to dispose of the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to dispose the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to dispose of the shares owned by Amadeus EII, (v) Amadeus GP LTD who, with Amadeus Capital GP, is a general partner of the Direct General Partners, may be deemed to have sole power to dispose of these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole dispositive power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their dispositive power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,114,161 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.1%
12	TYPE OF REPORTING PERSON PN

CUSIP #34553D101	Page 5 of 29

1	NAME OF REPORTING PERSONS Amadeus II General Partner LP (“Amadeus II GP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Scotland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

4,682,331 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D and 140,437 shares of Common Stock are owned directly by Affiliates Fund, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to vote such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus II GP, may be deemed to have sole power to vote these shares, (iii) Amadeus Limited, the manager of Amadeus A, Amadeus B, Amadeus C, Amadeus D, Affiliates Fund and the Direct General Partners, has sole voting power with respect to such shares and (iv) the directors of Amadeus Limited have delegated voting power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

4,682,331 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D and 140,437 shares of Common Stock are owned directly by Affiliates Fund, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to dispose of such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus II GP, may be deemed to have sole power to dispose of these shares, (iii) Amadeus Limited, the manager of Amadeus A, Amadeus B, Amadeus C, Amadeus D, Affiliates Fund and the Direct General Partners, has sole dispositive power with respect to such shares and (iv) the directors of Amadeus Limited have delegated dispositive power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,682,311 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.4%
12	TYPE OF REPORTING PERSON PN

CUSIP #34553D101	Page 6 of 29

1	NAME OF REPORTING PERSONS Amadeus IV Velocity GP LP (“Velocity GP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Scotland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

572,442 shares of Common Stock, all of which are owned directly by Velocity Fund, except that (i) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to vote such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Velocity GP, may be deemed to have sole power to vote these shares, (iii) Amadeus Limited, the manager of Velocity Fund and the Direct General Partners, has sole voting power with respect to such shares, and (iv) the directors of Amadeus Limited have delegated voting power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

572,442 shares of Common Stock, all of which are owned directly by Velocity Fund, except that (i) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to dispose of such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Velocity GP, may be deemed to have sole power to dispose of these shares, (iii) Amadeus Limited, the manager of Velocity Fund and the Direct General Partners, has sole dispositive power with respect to such shares, and (iv) the directors of Amadeus Limited have delegated dispositive power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 572,442 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%
12	TYPE OF REPORTING PERSON PN

CUSIP #34553D101	Page 7 of 29

1	NAME OF REPORTING PERSONS Amadeus EI General Partner LP (“Amadeus EI GP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Scotland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

210,796 shares of Common Stock, all of which are owned directly by Amadeus EI, except that (i) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to vote such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus EI GP, may be deemed to have sole power to vote these shares, (iii) Amadeus Limited, the manager of Amadeus EI and the Direct General Partners, has sole voting power with respect to such shares, and (iv) the directors of Amadeus Limited have delegated voting power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

210,796 shares of Common Stock, all of which are owned directly by Amadeus EI, except that (i) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to dispose of such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus EI GP, may be deemed to have sole power to dispose of these shares, (iii) Amadeus Limited, the manager of Amadeus EI and the Direct General Partners, has sole dispositive power with respect to such shares, and (iv) the directors of Amadeus Limited have delegated dispositive power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,796 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON PN

CUSIP #34553D101	Page 8 of 29

1	NAME OF REPORTING PERSONS Amadeus EII General Partner LP (“Amadeus EII GP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Scotland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

648,592 shares of Common Stock, all of which are owned directly by Amadeus EII, except that (i) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to vote such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus EII GP, may be deemed to have sole power to vote these shares, (iii) Amadeus Limited, the manager of Amadeus EII and the Direct General Partners, has sole voting power with respect to such shares, and (iv) the directors of Amadeus Limited have delegated voting power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

648,592 shares of Common Stock, of which 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus EII GP, the general partner of Amadeus EII may be deemed to have sole power to dispose of such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus EII GP, may be deemed to have sole power to dispose of these shares, (iii) Amadeus Limited, the manager of Amadeus EII and the Direct General Partners, has sole dispositive power with respect to such shares, and (iv) the directors of Amadeus Limited have delegated dispositive power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 648,592 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12	TYPE OF REPORTING PERSON PN

CUSIP #34553D101	Page 9 of 29

1	NAME OF REPORTING PERSONS Amadeus II ‘A’ (“Amadeus A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

2,107,078 shares of Common Stock are owned directly by Amadeus A, except that (i) Amadeus II GP, the general partner of Amadeus A, may be deemed to have sole power to vote such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus II GP, may be deemed to have sole power to vote these shares, (iii) Amadeus Limited, the manager of Amadeus A and the Direct General Partners, has sole voting power with respect to such shares and (iv) the directors of Amadeus Limited have delegated voting power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

2,107,078 shares of Common Stock are owned directly by Amadeus A, except that (i) Amadeus II GP, the general partner of Amadeus A, may be deemed to have sole power to dispose of such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus II GP, may be deemed to have sole power to dispose of these shares, (iii) Amadeus Limited, the manager of Amadeus A and the Direct General Partners, has sole dispositive power with respect to such shares and (iv) the directors of Amadeus Limited have delegated dispositive power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,107,078 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.6%
12	TYPE OF REPORTING PERSON PN

CUSIP #34553D101	Page 10 of 29

1	NAME OF REPORTING PERSONS Amadeus II ‘B’ (“Amadeus B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

1,404,717 shares of Common Stock are owned directly by Amadeus B, except that (i) Amadeus II GP, the general partner of Amadeus B, may be deemed to have sole power to vote such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus II GP, may be deemed to have sole power to vote these shares, (iii) Amadeus Limited, the manager of Amadeus B and the Direct General Partners, has sole voting power with respect to such shares and (iv) the directors of Amadeus Limited have delegated voting power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

1,404,717 shares of Common Stock are owned directly by Amadeus B, except that (i) Amadeus II GP, the general partner of Amadeus B, may be deemed to have sole power to dispose of such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus II GP, may be deemed to have sole power to dispose of these shares, (iii) Amadeus Limited, the manager of Amadeus B and the Direct General Partners, has sole dispositive power with respect to such shares and (iv) the directors of Amadeus Limited have delegated dispositive power with respect to the Shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,404,717 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.7%
12	TYPE OF REPORTING PERSON PN

CUSIP #34553D101	Page 11 of 29

1	NAME OF REPORTING PERSONS Amadeus II ‘C’ (“Amadeus C”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

983,292 shares of Common Stock are owned directly by Amadeus C, except that (i) Amadeus II GP, the general partner of Amadeus C, may be deemed to have sole power to vote such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus II GP, may be deemed to have sole power to vote these shares, (iii) Amadeus Limited, the manager of Amadeus C and the Direct General Partners, has sole voting power with respect to such shares and (iv) the directors of Amadeus Limited have delegated voting power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

983,292 shares of Common Stock are owned directly by Amadeus C, except that (i) Amadeus II GP, the general partner of Amadeus C, may be deemed to have sole power to dispose of such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus II GP, may be deemed to have sole power to dispose of these shares, (iii) Amadeus Limited, the manager of Amadeus C and the Direct General Partners, has sole dispositive power with respect to such shares and (iv) the directors of Amadeus Limited have delegated dispositive power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 983,292 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%
12	TYPE OF REPORTING PERSON PN

CUSIP #34553D101	Page 12 of 29

1	NAME OF REPORTING PERSONS Amadeus II ‘D’ GmbH & Co KG (“Amadeus D”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

46,807 shares of Common Stock are owned directly by Amadeus D, except that (i) Amadeus II GP, the general partner of Amadeus D, may be deemed to have sole power to vote such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus II GP, may be deemed to have sole power to vote these shares, (iii) Amadeus Limited, the manager of Amadeus D and the Direct General Partners, has sole voting power with respect to such shares and (iv) the directors of Amadeus Limited have delegated voting power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

46,807 shares of Common Stock are owned directly by Amadeus D, except that (i) Amadeus II GP, the general partner of Amadeus D, may be deemed to have sole power to dispose of such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus II GP, may be deemed to have sole power to dispose of these shares, (iii) Amadeus Limited, the manager of Amadeus D and the Direct General Partners, has sole dispositive power with respect to such shares and (iv) the directors of Amadeus Limited have delegated dispositive power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,807 Shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP #34553D101	Page 13 of 29

1	NAME OF REPORTING PERSONS Amadeus II Affiliates Fund L.P. (“Affiliates Fund”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

140,437 shares of Common Stock are owned directly by Affiliates Fund, except that (i) Amadeus II GP, the general partner of Affiliates Fund, may be deemed to have sole power to vote such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus II GP, may be deemed to have sole power to vote these shares, (iii) Amadeus Limited, the manager of Affiliates Fund and the Direct General Partners, has sole voting power with respect to such shares and (iv) the directors of Amadeus Limited have delegated voting power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

140,437 shares of Common Stock are owned directly by Affiliates Fund, except that (i) Amadeus II GP, the general partner of Affiliates Fund, may be deemed to have sole power to dispose of such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus II GP, may be deemed to have sole power to dispose of these shares, (iii) Amadeus Limited, the manager of Affiliates Fund and the Direct General Partners, has sole dispositive power with respect to such shares and (iv) the directors of Amadeus Limited have delegated dispositive power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 140,437 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON PN

CUSIP #34553D101	Page 14 of 29

1	NAME OF REPORTING PERSONS Amadeus IV Velocity Fund L.P. (“Velocity Fund”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

572,442 shares of Common Stock are owned directly by Velocity Fund, except that (i) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to vote such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Velocity GP, may be deemed to have sole power to vote these shares, (iii) Amadeus Limited, the manager of Velocity Fund and the Direct General Partners, has sole voting power with respect to such shares and (iv) the directors of Amadeus Limited have delegated voting power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

572,442 shares of Common Stock are owned directly by Velocity Fund, except that (i) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to dispose of such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Velocity GP, may be deemed to have sole power to dispose of these shares, (iii) Amadeus Limited, the manager of Velocity Fund and the Direct General Partners, has sole dispositive power with respect to such shares and (iv) the directors of Amadeus Limited have delegated dispositive power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 572,442 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%
12	TYPE OF REPORTING PERSON PN

CUSIP #34553D101	Page 15 of 29

1	NAME OF REPORTING PERSONS Amadeus EI L.P. (“Amadeus EI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

210,796 shares of Common Stock are owned directly by Amadeus EI, except that (i) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to vote such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus EI GP, may be deemed to have sole power to vote these shares, (iii) Amadeus Limited, the manager of Amadeus EI and the Direct General Partners, has sole voting power with respect to such shares and (iv) the directors of Amadeus Limited have delegated voting power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

210,796 shares of Common Stock are owned directly by Amadeus EI, except that (i) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to dispose of such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus EI GP, may be deemed to have sole power to dispose of these shares, (iii) Amadeus Limited, the manager of Amadeus EI and the Direct General Partners, has sole dispositive power with respect to such shares and (iv) the directors of Amadeus Limited have delegated dispositive power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,796 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON PN

CUSIP #34553D101	Page 16 of 29

1	NAME OF REPORTING PERSONS Amadeus EII L.P. (“Amadeus EII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to vote such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus EII GP, may be deemed to have sole power to vote these shares, (iii) Amadeus Limited, the manager of Amadeus EII and the Direct General Partners, has sole voting power with respect to such shares and (iv) the directors of Amadeus Limited have delegated voting power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to dispose of such shares, (ii) each of the Amadeus Intermediate General Partners, the general partners of Amadeus EII GP, may be deemed to have sole power to dispose of these shares, (iii) Amadeus Limited, the manager of Amadeus EII and the Direct General Partners, has sole dispositive power with respect to such shares and (iv) the directors of Amadeus Limited have delegated dispositive power with respect to the shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 648,592 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12	TYPE OF REPORTING PERSON PN

CUSIP #34553D101	Page 17 of 29

1	NAME OF REPORTING PERSONS Anne Glover (“Glover”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION England and United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to vote the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to vote the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to vote the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to vote the shares owned by Amadeus EII, (v) each of the Amadeus Intermediate General Partners, the general partners of the Direct General Partners, may be deemed to have sole power to vote these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole voting power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their voting power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, of which Glover is a member, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to dispose of the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to dispose of the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to dispose of the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to dispose of the shares owned by Amadeus EII, (v) each of the Amadeus Intermediate General Partners, the general partners of the Direct General Partners, may be deemed to have sole power to dispose of these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole dispositive power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their dispositive power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, of which Glover is a member, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,114,161 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.1%
12	TYPE OF REPORTING PERSON IN

CUSIP #34553D101	Page 18 of 29

1	NAME OF REPORTING PERSONS Andrea Traversone (“Traversone”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Italy
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to vote the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to vote the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to vote the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to vote the shares owned by Amadeus EII, (v) each of the Amadeus Intermediate General Partners, the general partners of the Direct General Partners, may be deemed to have sole power to vote these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole voting power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their voting power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, of which Traversone is a member, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to dispose of the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to dispose of the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to dispose of the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to dispose of the shares owned by Amadeus EII, (v) each of the Amadeus Intermediate General Partners, the general partners of the Direct General Partners, may be deemed to have sole power to dispose of these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole dispositive power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their dispositive power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, of which Traversone is a member, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,114,161 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.1%
12	TYPE OF REPORTING PERSON IN

CUSIP #34553D101	Page 19 of 29

1	NAME OF REPORTING PERSONS Hermann Hauser (“Hauser”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Austria
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to vote the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to vote the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to vote the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to vote the shares owned by Amadeus EII, (v) each of the Amadeus Intermediate General Partners, the general partners of the Direct General Partners, may be deemed to have sole power to vote these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole voting power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their voting power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, of which Hauser is a member, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to dispose of the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to dispose of the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to dispose of the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to dispose of the shares owned by Amadeus EII, (v) each of the Amadeus Intermediate General Partners, the general partners of the Direct General Partners, may be deemed to have sole power to dispose of these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole dispositive power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their dispositive power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, of which Hauser is a member, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,114,161 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.1%
12	TYPE OF REPORTING PERSON IN

CUSIP #34553D101	Page 20 of 29

1	NAME OF REPORTING PERSONS Richard Anton (“Anton”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to vote the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to vote the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to vote the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to vote the shares owned by Amadeus EII, (v) each of the Amadeus Intermediate General Partners, the general partners of the Direct General Partners, may be deemed to have sole power to vote these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole voting power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their voting power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, of which Anton is a member, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to dispose of the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to dispose of the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to dispose of the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to dispose of the shares owned by Amadeus EII, (v) each of the Amadeus Intermediate General Partners, the general partners of the Direct General Partners, may be deemed to have sole power to dispose of these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole dispositive power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their dispositive power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, of which Anton is a member, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,114,161 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.1%
12	TYPE OF REPORTING PERSON IN

CUSIP #34553D101	Page 21 of 29

1	NAME OF REPORTING PERSONS Mikael Johnsson (“Johnsson”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to vote the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to vote the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to vote the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to vote the shares owned by Amadeus EII, (v) each of the Amadeus Intermediate General Partners, the general partners of the Direct General Partners, may be deemed to have sole power to vote these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole voting power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their voting power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, of which Johnsson is a member, who each may be deemed to have shared power to vote such shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

6,114,161 shares of Common Stock, of which 2,107,078 shares of Common Stock are owned directly by Amadeus A, 1,404,717 shares of Common Stock are owned directly by Amadeus B, 983,292 shares of Common Stock are owned directly by Amadeus C, 46,807 shares of Common Stock are owned directly by Amadeus D, 140,437 shares of Common Stock are owned directly by Affiliates Fund, 572,442 shares of Common Stock are owned directly by Velocity Fund, 210,796 shares of Common Stock are owned directly by Amadeus EI and 648,592 shares of Common Stock are owned directly by Amadeus EII, except that (i) Amadeus II GP, the general partner of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to dispose of the shares owned by each such fund, (ii) Velocity GP, the general partner of Velocity Fund, may be deemed to have sole power to dispose of the shares owned by Velocity Fund, (iii) Amadeus EI GP, the general partner of Amadeus EI, may be deemed to have sole power to dispose of the shares owned by Amadeus EI, (iv) Amadeus EII GP, the general partner of Amadeus EII, may be deemed to have sole power to dispose of the shares owned by Amadeus EII, (v) each of the Amadeus Intermediate General Partners, the general partners of the Direct General Partners, may be deemed to have sole power to dispose of these shares, (vi) Amadeus Limited, the manager of the Funds and the Direct General Partners, has sole dispositive power with respect to such shares, and (vii) the directors of Amadeus Limited have delegated their dispositive power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of the Committee Members, of which Johnsson is a member, who each may be deemed to have shared power to dispose of such shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,114,161 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.1%
12	TYPE OF REPORTING PERSON IN

CUSIP #34553D101	Page 22 of 29

ITEM 1(A).	NAME OF ISSUER

ForeScout Technologies, Inc. (the “Issuer”)

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

190 West Tasman Drive

San Jose, California 95134

ITEM 2(A).	NAME OF PERSONS FILING

This Schedule 13G is being filed on behalf of each of the following persons:

Amadeus Capital Partners Limited (“Amadeus Limited”)

Amadeus II ‘A’ (“Amadeus A”)

Amadeus II ‘B’ (“Amadeus B”)

Amadeus II ‘C’ (“Amadeus C”)

Amadeus II ‘D’ GmbH & Co KG (“Amadeus D”)

Amadeus II Affiliates Fund L.P. (“Affiliates Fund”)

Amadeus EI L.P. (“Amadeus EI”)

Amadeus EII L.P. (“Amadeus EII”)

Amadeus IV Velocity Fund L.P. (“Velocity Fund” and, together with each of Amadeus A, Amadeus B, Amadeus C, Amadeus D, Affiliates Fund, Amadeus EI and Amadeus EII, the “Funds”)

Amadeus General Partner LTD (“Amadeus GP LTD”)

Amadeus Capital GP LLP (“Amadeus Capital GP” and, together with Amadeus GP LTD, the “Amadeus Intermediate General Partners”)

Amadeus II General Partner LP (“Amadeus II GP”)

Amadeus IV Velocity GP LP (“Velocity GP”)

Amadeus EI General Partner LP (“Amadeus EI GP”)

Amadeus EII General Partner LP (“Amadeus EII GP” and, together with each of Amadeus II GP, Velocity GP and Amadeus EI GP, the “Direct General Partners”)

Anne Glover (“Glover”)

Andrea Traversone (“Traversone”)

Hermann Hauser (“Hauser”)

Richard Anton (“Anton”)

Mikael Johnsson (“Johnsson” and, together with Glover, Traversone, Hauser and Anton, the “Committee Members”)

The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Amadeus II GP is the general partner of each of Amadeus A, Amadeus B, Amadeus C, Amadeus D, and Affiliates Fund. Velocity GP is the general partner of Velocity Fund. Amadeus EI GP is the general partner of Amadeus EI. Amadeus EII GP is the general partner of Amadeus EII. Each of the Amadeus Intermediate General Partners are the general partners of each of the Direct General Partners. Amadeus Limited is the manager of each of the Funds and the Direct General Partners. The directors of Amadeus Limited have delegated their voting and dispositive power with respect to the shares held by the Funds to a committee comprised of the Committee Members.

CUSIP #34553D101	Page 23 of 29

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

Amadeus II ‘A’, Amadeus II ‘B’, Amadeus II ‘C’, Amadeus IV Velocity Fund L.P., Amadeus EI L.P., Amadeus EII L.P., Amadeus Capital Partners LTD, Amadeus Capital GP LLP, Hermann Hauser, and Andrea Traversone: Suite 1, 2nd Floor, 2 Quayside, Cambridge, England CB5 8AB

Amadeus II ‘D’ GmbH & Co KG: c/o PE Concepts Verwaltungs GmbH, Möhlstr. 23 c/o BLLW, 81675 Munich, Germany

Amadeus II Affiliates Fund L.P.: c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801

Amadeus II General Partner LP, Amadeus IV Velocity GP LP, Amadeus EI General Partner LP, Amadeus EII General Partner LP, and Amadeus General Partner Ltd: 50 Lothian Road, Festival Square, Edinburgh, Scotland, EH3 9WJ

Anne Glover: 16 St James’s Street, London, England SW1A 1ER

Richard Anton: 26-27 Bedford Square, London, England WC1B 3HP

Mikael Johnsson: Grev Turegatan 30, 114 38 Stockholm, Sweden

ITEM 2(C).	CITIZENSHIP

Amadeus Capital Partners Limited is an English private limited company.

Amadeus II Affiliates Fund L.P. is a Delaware limited partnership.

Amadeus II ‘A’ is an English limited partnership.

Amadeus II ‘B’ is an English limited partnership.

Amadeus II ‘C’ is an English limited partnership.

Amadeus II ‘D’ GmbH & Co KG is a German limited partnership.

Amadeus EI L.P. is an English limited partnership.

Amadeus EII L.P. is an English limited partnership.

Amadeus IV Velocity Fund L.P. is an English limited partnership.

Amadeus General Partner LTD is a Scottish private limited company.

Amadeus Capital GP LLP is an English limited liability partnership.

Amadeus II General Partner LP is a Scottish limited partnership.

Amadeus IV Velocity GP LP is a Scottish limited partnership.

Amadeus EI General Partner LP is a Scottish limited partnership.

Amadeus EII General Partner LP is a Scottish limited partnership.

Anne Glover is a citizen of the United States and England.

Andrea Traversone is a citizen of Italy.

Hermann Hauser is a citizen of Austria.

Richard Anton is a citizen of England.

Mikael Johnsson is a citizen of Sweden.

CUSIP #34553D101	Page 24 of 29

ITEM 2(D).	TITLE OF CLASS OF SECURITIES

Common Stock, par value $0.001 per share

ITEM 2(E)	CUSIP NUMBER

34553D101

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

ITEM 4.	OWNERSHIP

The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons are based upon 37,906,920 shares of Common Stock outstanding as of December 5, 2017, as reported on the Issuer’s Form 10-Q Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, filed with the United States Securities and Exchange Commission on December 8, 2017.

The following information with respect to the ownership of the common stock of the Issuer by the Reporting Persons filing this Statement is provided as of December 31, 2017:

(a) Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b) Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii) Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

All of the shares of the Issuer held by the Amadeus Funds are subject to a voting agreement (as described in the Issuer’s Registration Statement on Form S-1 filed with the United States Securities and Exchange Commission (File No. 333-220767)) pursuant to which the Issuer’s Chief Executive Officer holds an irrevocable proxy with, under certain circumstances, voting control over such shares.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

CUSIP #34553D101	Page 25 of 29

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the governing documents of the Amadeus Funds, the Direct General Partners and Amadeus Limited, the general and limited partners or members of each such entity, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10.	CERTIFICATION.

Not applicable

CUSIP #34553D101	Page 26 of 29

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2018

Amadeus II ‘A’
By: Amadeus Capital Partners Limited, its Manager

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

Amadeus II ‘B’
By: Amadeus Capital Partners Limited, its Manager

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

Amadeus II ‘C’
By: Amadeus Capital Partners Limited, its Manager

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

Amadeus II ‘D’ GmbH & Co KG
By: Amadeus Capital Partners Limited, its Manager

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

Amadeus II Affiliates Fund L.P.
By: Amadeus Capital Partners Limited, its Manager

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

CUSIP #34553D101	Page 27 of 29

Amadeus EI L.P.
By: Amadeus Capital Partners Limited, its Manager

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

Amadeus EII L.P.
By: Amadeus Capital Partners Limited, its Manager

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

Amadeus IV Velocity Fund L.P.
By: Amadeus Capital Partners Limited, its Manager

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

Amadeus Capital Partners LTD

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

Amadeus General Partner LTD

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

Amadeus Capital GP LLP
By: Amadeus Capital Partners Limited, its Manager

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

CUSIP #34553D101	Page 28 of 29

Amadeus II General Partner LP
By: Amadeus Capital Partners Limited, its Manager

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

Amadeus IV Velocity GP LP
By: Amadeus Capital Partners Limited, its Manager

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

Amadeus EI General Partner LP
By: Amadeus Capital Partners Limited, its Manager

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

Amadeus EII General Partner LP
By: Amadeus Capital Partners Limited, its Manager

By:	/s/ Anne Glover
Name: Anne Glover
Title: Director

/s/ Anne Glover
Anne Glover

/s/ Hermann Hauser
Hermann Hauser

/s/ Andrea Traversone
Andrea Traversone

/s/ Richard Anton
Richard Anton

/s/ Mikael Johnsson
Mikael Johnsson

CUSIP #34553D101	Page 29 of 29

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page
Exhibit A: Agreement of Joint Filing	30